Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2017 (except for all unit and per unit amounts as discussed in Note 1 and for Notes 15 and 17, which are as of August 14, 2017) with respect to the consolidated financial statements of Energy Transfer Partners, L.P. (the “Partnership”) included in the Partnership’s Current Report on Form 8-K dated August 14, 2017. We have also issued our report dated February 24, 2017 with respect to the internal control over financial reporting of Energy Transfer Partners, L.P. included in the Partnership’s Current Report on Form 8-K dated May 8, 2017 and our report dated February 24, 2017 with respect to the internal control over financial reporting of Sunoco Logistics Partners L.P. included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016. Such reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

November 7, 2017